Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $1.30 PER UNIT

Up 8% Over First Quarter 2012

HOUSTON, April 17, 2013 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.30 ($5.20 annualized) payable on May 15, 2013, to unitholders of record as of April 29, 2013. This represents an 8 percent increase over the first quarter 2012 cash distribution per unit of $1.20 ($4.80 annualized) and is up from $1.29 per unit ($5.16 annualized) for the fourth quarter of 2012. KMP has increased the distribution 47 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong first quarter as our stable and diversified assets continued to grow and produce incremental cash flow. Our five business segments produced approximately $1.276 billion in segment earnings before DD&A and certain items, a 24 percent increase over the first quarter of 2012. KMP also produced cash in excess of our first quarter distribution of approximately $62 million. Growth was spearheaded by contributions from the drop downs of Tennessee Gas Pipeline (TGP) and El Paso Natural Gas (EPNG), record export coal volumes in our Terminals business, strong oil and record NGL production at SACROC in our CO2 segment, and good results in our Products Pipelines business. Looking forward, we see exceptional growth opportunities across all of our business segments, as there is a need to build additional midstream infrastructure to move or store oil, gas and liquids from the prolific shale plays in the United States and the oilsands in Alberta, along with increasing demand for export coal and CO2. We currently have identified more than $11 billion in expansion and joint venture investments at KMP and we are pursuing customer commitments for many more projects. Additionally, we expect to close the Copano acquisition in early May, and we look forward to adding Copano's strategic gathering and processing assets and talented employees to the KMP team.”
KMP reported first quarter distributable cash flow before certain items of $550 million, up 19 percent from $462 million for the comparable period in 2012. Distributable cash flow per
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unit before certain items was $1.46 compared to $1.37 for the first quarter last year. First quarter net income before certain items was $655 million compared to $534 million for the same period in 2012. Including certain items, net income was $792 million compared to $208 million for the first quarter last year. Certain items for the first quarter totaled a net gain of approximately $137 million (the majority of which pertained to a gain on the sale of the Express-Platte Pipeline) versus a net loss of $326 million for the same period last year.
Overview of Business Segments
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $497 million, up 78 percent from $279 million for the same period last year due to dropdowns in 2012 and 2013 following the close of the El Paso Corporation acquisition in May of 2012. This segment is currently on track to meet its published annual budget of 54 percent growth.
“Growth in this segment compared to the first quarter last year was driven by KMP's purchases of Tennessee Gas Pipeline, El Paso Natural Gas pipeline and certain midstream assets,” Kinder explained. “First quarter earnings in this segment also benefited from good results at our Eagle Ford assets.” Natural Gas Pipelines segment's earnings were impacted in the first quarter by the November 2012 divestitures of our Rockies assets, but that impact was more than mitigated by the dropdowns, as KMP now owns 100 percent of TGP, EPNG and El Paso's former midstream assets.
Overall segment transport volumes were up 7 percent in the first quarter compared to the same period last year, reflecting higher Eagle Ford volumes and increased deliveries to Mexico on the Texas intrastate pipeline system, a new supply project at TGP and colder weather in the Northeast.
“We continue to believe that natural gas is the future play for America because it's domestic, clean, abundant and very reasonably priced,” Kinder stated. “Everything points to the continued development of natural gas supplies in the United States, which drives demand for midstream infrastructure to connect the additional supplies to markets. This should create significant opportunities for KMP.”
The CO2 business produced first quarter segment earnings before DD&A and certain items of $340 million, up 1 percent from $337 million for the same period in 2012, and currently
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is expected to be slightly above its published annual budget of 5 percent growth.
“Our CO2 business had a good first quarter led by strong oil and record NGL production at SACROC, along with increased production at the Katz Field,” Kinder said. “The Snyder Gas Plant had record gross NGL production of 20.5 thousand barrels per day (MBbl/d) for the first quarter, up 15 percent from the same period in 2012. This is the first time that we have averaged over 20 MBbl/d for a full quarter and we also set a new monthly record of almost 21 MBbl/d for February. This segment continued to be impacted by lower NGL prices, however, which declined about 24 percent compared to the first quarter of 2012. It was also negatively impacted by a wide Midland-Cushing spread (which lowered our average price per barrel) during January and February, which has now corrected.”
Oil production at the SACROC Unit increased to 30.7 MBbl/d in the first quarter, up 14 percent from 26.9 MBbl/d for the same period last year, and above plan. Production continued to be relatively stable at the Yates Field, which produced 20.5 MBbl/d in the first quarter, about 3 percent down from 21.2 MBbl/d for the same period last year, but relatively flat to plan. Production at the Katz Field was 2.1 MBbl/d in the first quarter, up significantly from 1.5 MBbl/d for the same period last year. While oil response is improving at Katz, production was slightly below plan for the first quarter. The average West Texas Intermediate (WTI) crude oil price for the first quarter was $94.37, compared to the $91.68 per barrel that was assumed when the company developed the 2013 budget.
In this segment KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel for the first quarter, with all hedges allocated to oil, was $86.85 versus $90.63 for the same period in 2012. The realized weighted average NGL price per barrel for the year, allocating none of the hedges to NGLs, was $46.48 for the first quarter compared to $61.36 for the same period in 2012.
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $200 million, up 14 percent from $176 million for the comparable period in 2012, and currently is on track to slightly exceed its published annual budget of 6 percent growth.
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“The increase in earnings compared to the first quarter of 2012 was driven by higher volumes and revenues from the Cochin Pipeline, higher transmix volumes with improved margins and contributions from the Kinder Morgan Crude and Condensate Pipeline, which was completed in the second quarter of 2012,” Kinder said. “NGL volumes and revenues increased approximately 32 percent and 56 percent, respectively, compared to the first quarter last year reflecting the ethane-propane mix Cochin began transporting in June of 2012. Also in the first quarter, we entered into an additional long-term contract with BP North America to construct a second phase of the condensate splitter project on the Houston Ship Channel. This approximately $360 million initiative is one of several large projects (see other news section) that will drive future earnings in this segment.”
Total refined products volumes for the first quarter were up 1.4 percent and revenues increased by 2 percent compared to the same period last year including Plantation. Overall segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 2.8 percent compared to the first quarter of 2012, and up 15 percent on Plantation due primarily to allocations from a competing pipeline. Overall segment diesel volumes declined 2.4 percent versus the first quarter last year, while jet fuel volumes were up 1.1 percent. Gasoline and diesel volumes continued to decline at CALNEV due to a competing pipeline, although military volumes increased nicely. Across the entire system, military jet fuel volumes were up 2.6 percent compared to the first quarter of 2012.
The Products Pipelines segment handled over 9 million barrels of biofuels (ethanol and biodiesel) in the first quarter, up 20 percent from the same period a year ago, driven in part by the August 2012 acquisition of a biofuel transload terminal in South Carolina. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced first quarter segment earnings before DD&A and certain items of $187 million, flat with the first quarter of 2012, and currently expects to be slightly below its published annual budget of 12 percent growth.
“Highlights for the first quarter included record demand for export coal and higher earnings from certain liquids terminals,” Kinder said. “Pier IX had a record month for March with outbound coal volumes of more than 1.7 million tons. Export coal volumes increased by 12 percent for the first quarter versus the same period last year, although we continued to
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experience weakness in domestic coal volumes.” Liquids terminals in the Northeast and the Gulf realized higher earnings due to new and restructured contracts with higher rates. This segment was impacted by a decrease in petcoke volumes compared to the first quarter of 2012 due to numerous refinery shutdowns and a decline in steel volumes.
“Also in the first quarter, KMP announced its fifth crude by rail project (see other news), which is part of KW Express, our joint venture with Watco Companies,” Kinder said. “As discussed at our investor conference in January, the Terminals segment is well positioned to benefit from the growing crude by rail opportunities, and we currently have signed or are pursuing over $400 million in crude by rail projects across North America.”
For the first quarter, Terminals handled 15.2 million barrels of ethanol, down compared to the same period last year. The decrease was primarily due to the conversion to crude and vegetable oil at two terminals that handled ethanol, along with a decline in volumes at the company's coastal facilities attributable to increased import barrels, which was partially offset by higher ethanol volumes at KMP's inland terminals. Combined, the terminals and products pipelines business segments handled 23.9 million barrels of ethanol, a 5 percent decline versus the first quarter of 2012. KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $52 million, up 4 percent from $50 million for the same period in 2012. Kinder Morgan Canada is expected to come in below its published annual budget of 3 percent growth due to the sale of Express-Platte. However, overall at KMP, the sale is expected to be modestly accretive.
“Growth in the first quarter compared to the same period last year resulted from strong performance at the Express-Platte pipeline system and increased deliveries into Washington state on our Puget Sound pipeline system,” Kinder said. A new three-year toll agreement on Trans Mountain has now been approved by the National Energy Board and goes through 2015 which will benefit this segment moving forward.
2013 Outlook
As previously announced, KMP expects to declare cash distributions of $5.28 per unit for 2013, a 6 percent increase over its 2012 distribution of $4.98 per unit. KMP's 2013 budget
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included the March 1 dropdown noted in the Natural Gas Pipelines section. (KMR also expects to declare distributions of $5.28 per share for 2013, and the distribution to KMR shareholders will be paid in the form of additional KMR shares.)
In 2013, KMP expects to:

•	Generate over $5.4 billion in business segment earnings before DD&A (adding back KMP's share of joint venture DD&A), an increase of about $0.9 billion over 2012.

•	Distribute over $2 billion to its limited partners.

•	Produce excess cash flow of more than $30 million above its distribution target of $5.28 per unit.

•
Invest over $3 billion in expansions (including contributions to joint ventures) and small acquisitions (excluding the dropdowns from Kinder Morgan, Inc. (NYSE: KMI)). Over $625 million of the equity required for this investment program is expected to be funded by KMR dividends.

KMP's expectations assume an average WTI crude oil price of approximately $91.68 per barrel in 2013, which approximated the forward curve at the time the budget was prepared. The overwhelming majority of cash generated by KMP's assets is fee based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2013, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or approximately 0.1 percent of KMP's combined business segments' anticipated segment earnings before DD&A.
Other News
Natural Gas Pipelines

•
On Jan. 29, KMP and Copano entered into a definitive agreement whereby KMP will acquire all of Copano's outstanding units for a total purchase price of approximately $5 billion, including the assumption of debt. The transaction, which is expected to close in early May of 2013, is subject to a vote of the Copano unitholders and customary closing conditions. Copano is a midstream natural gas company with operations primarily in Texas, Oklahoma and Wyoming, and provides comprehensive services to natural gas producers, including gathering, processing, treating and fractionation. Copano owns an interest in or operates about 6,900 miles of pipelines with 2.7 billion cubic feet per day (Bcf/d) of natural gas throughput capacity, and nine processing plants with more than 1 Bcf/d of processing capacity and 315 million cubic feet per day (MMcf/d) of treating capacity.

•	On March 1, KMP completed the previously announced acquisition (dropdown) of 50 percent of El Paso Natural Gas Company, L.L.C. (EPNG) and 50 percent of former El
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Paso Midstream assets in Utah and South Texas from KMI. KMP now owns 100 percent of these assets. The transaction had a total value of approximately $1.655 billion, including approximately $560 million of proportional debt at EPNG. The transaction was immediately accretive to cash available for distribution to KMP unitholders.

•
Work continued in the first quarter at various permitted and approved areas in Pennsylvania and New Jersey on TGP's Northeast Upgrade Project and construction is scheduled to begin this spring on the mainline and compression. TGP is in receipt of all Federal Energy Regulatory Commission (FERC) notices to proceed and construct, except for a horizontal directional drill for a river channel crossing for which approval is expected in the second quarter.  The approximately $464 million project will boost capacity on TGP's system by approximately 636 million cubic feet per day via five segment loops and system upgrades, and provide additional take-away capacity from the Marcellus shale area. The fully subscribed project is expected to be in service in November.

•
Tree clearing for TGP's Marcellus Pooling Point project is scheduled to be finished in June, followed by construction of pipeline and compression during the remainder of the summer and the fall, with completion of the project in November. The approximately $86 million project, which is fully subscribed, will provide about 240,000 dekatherms per day of additional firm Marcellus transportation capacity. The project includes nearly 8 miles of 30‑inch diameter pipeline looping, system modifications and upgrades to allow bi-directional flow at four existing compressor stations in Pennsylvania.

•
The comment period closed March 14, 2013, on an environmental assessment issued by the FERC for the proposed approximately $84 million Rose Lake Expansion Project, which would provide long-term firm transportation service for two shippers that have fully subscribed 230,000 dekatherms per day (Dth/d) of firm capacity offered in TGP's Zone 4 in Pennsylvania. TGP proposes to retire older compressor units, add new, more efficient and cleaner burning units, and make other modifications involving three existing compressor stations that serve its 300 Line, all in northeastern Pennsylvania. The project contemplates receiving a FERC certificate of public convenience and necessity and an air permit in September and beginning construction this fall, subject to regulatory approvals. The anticipated in service date is November 2014.

•
Sierrita Gas Pipeline successfully concluded an open season and executed a transportation services agreement with MGI Supply, a subsidiary of Pemex. The approximately $200 million proposed Sierrita Pipeline Project includes construction of a 60-mile lateral pipeline from near Tucson, Ariz., to the Mexican border at Sasabe, Ariz., where it will connect with a new pipeline planned on the Mexican side of the border. The 36-inch Sierrita lateral pipeline will have approximately 200 MMcf/d of capacity. A project application for a certificate of public convenience and necessity, as well as a request for presidential permit for export authorization to Mexico, was filed in February with the FERC. KMP will operate the system and own 35 percent of the project.

•
KMP entered into new and extended long-term transportation and storage agreements with Calpine Energy Services in February. KMP will provide up to 450,000  Dth/d of firm transportation service, along with 5 billion cubic feet (bcf) of storage capacity, to serve nine

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of Calpine's electric generation facilities in Texas. These new agreements provide for increases of 150,000 Dth/d of transport and 1 bcf of storage above the agreements previously in place. KMP will invest approximately $30 million to expand its Texas intrastate pipeline system in South Texas to extend service to Calpine's generating station in Hidalgo County.

•
KMP's Midstream group placed in service in late March its $29 million West Clear Lake Storage Field deliverability enhancement project, south of the Houston metropolitan area. The storage field has been enhanced with 8,000 horsepower of additional compression, surface equipment and well optimizations. The storage field, which has 85 bcf of working gas capacity, now has increased injection and withdrawal capabilities.

•
On April 2, KMP began a 30-day binding open season to determine industry interest in the development of the proposed Freedom Pipeline, which would convert a portion of EPNG from natural gas to crude service and transport crude oil from the Permian Basin of West Texas to serve the refining complexes in northern and southern California. The approximately 1,025-mile Freedom Pipeline is the only proposed westbound crude oil pipeline from the Permian Basin and would enable the transportation of crude from Wink, Texas, to anticipated intrastate pipeline interconnection locations near Emidio and Pentland, Calif. As currently conceived, the project would have an initial capacity of 277,000 barrels per day (bpd). Subject to receiving customer support and regulatory approvals, construction could begin by June 2015 with an in service date late in the fourth quarter of 2016.

CO2

•
Work is underway on an approximately $210 million expansion of the Yellow Jacket Central Facility at the McElmo Dome CO2 source field in southwestern Colorado - the first of four planned projects that will increase CO2 production from 1.1 Bcf/d to 1.23 Bcf/d for many years. KMP, operator of the McElmo Dome Unit, will construct four new booster compressors with a total of 47,000 horsepower as part of the expansion in addition to modifying piping at remote facilities upstream of the facility to loop parts of the company's gathering system. KMP expects to begin construction in June with a planned in service date of November 2014.

•
KMP continues to make good progress on the $255 million expansion of its Doe Canyon Unit CO2 source field in southwestern Colorado where the company is adding primary and booster compression to increase capacity from 105 MMcf/d to 170 MMcf/d. The primary compression is expected to be in service in the fourth quarter of 2013 and the booster compression in the second quarter of 2014. The project is on schedule and on budget.

•
Construction is also progressing on KMP's project to increase the capacity on its Wink Pipeline System that moves crude from the company's West Texas oil fields to Western Refining Company's facility in El Paso, Texas. The company is working to expand the pipeline's capacity from 132,000 bpd to 145,000 bpd to meet expected higher future refinery throughput requirements at Western's refinery and expects to complete the project in the third quarter this year.

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Products Pipelines

•
KMP secured a long-term, fee-based agreement with BP North America in late March to underwrite an additional 50,000 bpd of capacity at the petroleum condensate processing facility Kinder Morgan is building near its Galena Park terminal on the Houston Ship Channel. With the new agreement, KMP will invest a total of approximately $360 million in the facility, which will have processing capacity of 100,000 bpd. The investment also includes building an additional 700,000 barrels of storage capacity for product being split at the facility. The company expects the first phase of the splitter to be completed in the first quarter of 2014 and the second unit to be in service in the second quarter of 2015.

•
KMP continues work on a 27-mile, 12‑inch diameter lateral pipeline with associated receipt facilities connecting the Kinder Morgan Crude and Condensate pipeline to Phillips 66's Sweeny Refinery in Brazoria County, Texas. Through the approximately $90 million project, KMP will provide Phillips 66 with a significant portion of the lateral pipeline's initial 30,000 bpd of capacity, which is expandable to 100,000 bpd. The project also involves KMP constructing a five-bay truck offloading facility and three new storage tanks with approximately 360,000 barrels of crude/condensate capacity at stations in DeWitt and Wharton counties in Texas. KMP is on schedule to begin initial deliveries early in the fourth quarter of 2013, with the entire system being operational by year end.

•
KMP is on budget and on schedule to complete the construction of the approximately $220 million Parkway Pipeline, a joint venture with Valero, in September 2013. The pipeline will transport gasoline and diesel from a refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company. The company completed the Lake Pontchartrain crossing portion of the 141-mile, 16-inch pipeline system in February.

•
KMP continues its preparations to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta, following the receipt of more than 100,000 bpd of binding commitments for a minimum 10-year term during a successful open season last year for its Cochin Pipeline Reversal Project. The company will begin modifications to the western leg of the Cochin Pipeline to Fort Saskatchewan pending the receipt of a final permit for the approximately $260 million project. In addition to the pipeline modifications, Cochin will build a tank farm with 1 million barrels of storage and associated piping where Cochin will interconnect with Explorer Pipeline Company's pipeline in Kankakee County. KMP expects light condensate shipments to begin as early as July 1, 2014.

•
KMP recently completed modifications to provide for the receipt, storage and blending of biodiesel at its Las Vegas, Nev., and Phoenix, Ariz., terminals. The company plans to begin customer blending in the early part of the second quarter.

Terminals

•
KMP finalized agreements to support the construction of an additional 1.2 million barrels of merchant storage at its Edmonton Terminal in Strathcona County, Alberta. Construction of the new tankage is scheduled to commence this spring following receipt of supporting

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permits, with completion expected in late 2014. Phase 2 will cost approximately $112 million. Construction of Phase 1 of the expansion, which consists of 3.6 million barrels of new storage, is well underway and expected to be completed in December of 2013. Total capital investment for the combined 4.8 million barrel project is approximately $420 million and is supported by long-term contracts with major producers and refiners. When completed, total storage capacity at the Edmonton facility will be 9.4 million barrels, including the existing Trans Mountain system facility and the North 40 merchant terminal.

•
In February, KMP announced that its crude by rail partnership with Watco Companies - KW Express - entered into a long-term agreement with Mercuria Energy Trading Company to construct a 210,000 bpd crude by rail project at the Greens Port Industrial Park on the Houston Ship Channel. The project will enable Mercuria to source crude from various origination locations including Cushing, Okla., West Texas, the Bakken shale area and western Canada for delivery by rail into the Houston Ship Channel for distribution to various refiners via pipeline and barges. The facility will have the capability to load and unload up to three unit trains per day of crude oil and condensate, and provide for up to 100,000 bpd of barge loading capacity. KW Express will own a minimum of 85 percent of the project and Mercuria will own the remaining interest.

•
Construction continues on the approximately $430 million Battleground Oil Specialty Terminal (BOSTCO) located on the Houston Ship Channel. The first phase of the project includes construction of 52 storage tanks that will have a capacity of 6.5 million barrels for handling residual fuels and other black oil terminal services. Terminal service agreements or letters of intent have been executed with customers for all of the capacity. Commercial operations are expected to begin in the third quarter of 2013. Contingent on finalizing the terminal service agreement, an approximately $55 million expansion for an additional six tanks totaling 900,000 barrels of ultra low sulphur diesel will be added to the project. KMP owns 55 percent of BOSTCO.

•
KMP continues to expand its chemical storage capacity. KMP has entered into a long-term contract with Methanex Corporation to support the construction of methanol storage capacity near Kinder Morgan's Geismar Liquids Terminal in Louisiana. KMP will build, own and operate the storage tanks and related infrastructure, including improvements to its existing dock. The assets will provide critical marine, rail and truck access in support of a 1 million tonne per year methanol production plant being relocated by Methanex from Chile, South America. The terminal infrastructure is expected to be in service during the second half of 2014, coinciding with the anticipated startup of the relocated plant. Additionally, KMP has acquired a 26-acre terminal located in Chester, S.C., from Quality Carriers. The 19-tank facility currently provides storage for a single customer of 35,000 barrels and receives product by rail and distributes by truck. KMP is also expanding the chemical storage capacity at its liquids terminal in Harvey, La. Subject to customer agreements, the project could include up to an additional 17 storage tanks with a combined capacity of 285,000 barrels. Combined, these three investments total more than $65 million.

•	Deeprock Development (a joint-venture between Deeprock Energy Resources and KMP) will build three new 250,000-barrel storage tanks and one new pipeline as part of a terminal

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expansion in Cushing, Okla. As previously announced Deeprock Development initially executed a long-term terminal lease and operating agreement with Pony Express Pipeline (now owned by Tallgrass Energy Partners) to handle up to 240,000 bpd of crude oil from Pony Express. Tallgrass subsequently exercised its option to have Deeprock Development expand the project. Following completion, the terminal will handle up to 350,000 bpd and will serve as the pipeline staging area with connectivity to five destinations. KMP owns 51 percent of the project and will contribute $11 million of the almost $21 million project.
Kinder Morgan Canada

•
In March, KMP closed its previously announced sale of its one-third interest in the Express-Platte pipeline system to Spectra Energy Corp for approximately $400 million. Based on the structure of KMP's investment with the Express-Platte Pipeline partners, KMP received approximately $15 million of cash flow on an annual basis from its investment, consisting primarily of debenture interest. KMP plans to redeploy the proceeds from the sale into various growth projects to further benefit its unitholders.

•
As previously announced, KMP updated the binding commercial support for its proposed expansion of the Trans Mountain pipeline system following completion of a supplemental open season in the first quarter. Thirteen companies in the Canadian producing and oil marketing business signed firm contracts bringing the total volume of committed shippers to approximately 700,000 bpd. These additional commitments will result in an increase in the proposed expansion capacity from 750,000 bpd to 890,000 bpd and increase the capital investment in the project from $4.1 billion to $5.4 billion. The expansion will complete the twinning of the existing Trans Mountain pipeline system from Strathcona County, Alberta, to Burnaby, British Columbia. Trans Mountain expects to file a Facilities Application with the National Energy Board in late 2013, for authorization to build and operate the necessary facilities for the proposed expansion. The application will include the environmental, socio-economic, Aboriginal engagement, landowner and public consultation, and engineering components, and initiate a comprehensive regulatory and public review process. If approvals are received as planned, the expansion is expected to be operational in 2017.

Financings

•
KMP conducted a secondary offering in February which issued 4.6 million shares and raised approximately $385 million. The funds were used to repay commercial paper debt. KMP also issued $1 billion in senior notes in February.

Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.30 dividend ($5.20 annualized) payable on May 15, 2013, to shareholders of record as of April 29, 2013. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.
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Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 44,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 73,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 17, at www.kindermorgan.com for a LIVE webcast conference call on the company's first quarter earnings.
The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for our equity method investees

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(consisting of Rockies Express through Oct. 31, 2012, Midcontinent Express, Fayetteville Express, KinderHawk through June 30, 2011, EagleHawk, Eagle Ford, El Paso Natural Gas through Feb. 28, 2013, Bear Creek Storage Company, Red Cedar, Cypress and EP Midstream Investment Co., LLC through Feb. 28, 2013), less equity earnings plus cash distributions received for Express and Endeavor (additional equity investees).
Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations.
(more)

KMP – 1Q Earnings	Page 14

Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS

Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended March 31
	2013	2012

Revenues	$2,661	$1,848

Costs, expenses and other
Operating expenses	1,341	886
Depreciation, depletion and amortization	328	239
General and administrative	134	107
Taxes, other than income taxes	74	50
Other expense (income)	—	—
	1,877	1,282
Operating income	784	566

Other income (expense)
Earnings from equity investments	83	65
Amortization of excess cost of equity investments	(2)	(2)
Interest, net	(199)	(135)
Gain on sale of investments in Express	225	—
Other, net	4	1

Income before income taxes	895	495

Income taxes	(101)	(15)

Income from continuing operations	794	480

Income from discontinued operations	—	50
Loss on remeasurement of discontinued operations to fair value	(2)	(322)
(Loss) income from discontinued operations	(2)	(272)

Net income	792	208

Net income attributable to Noncontrolling Interests	(9)	(2)

Net income attributable to KMP	$783	$206

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$785	$475
Less: Pre-acquisition earnings and severance allocated to General Partner	(17)	—
Less: General Partner's remaining interest	(402)	(321)
Limited Partners' interest	366	154
Add: Limited Partners' interest in discontinued operations	(2)	(266)
Limited Partners' interest in net income	$364	$(112)

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.97	$0.46
Income (loss) from discontinued operations	—	(0.79)
Net income (loss)	$0.97	$(0.33)
Weighted average units outstanding	376	338

Declared distribution / unit	$1.30	$1.20

	Three Months Ended March 31
	2013	2012
Segment earnings before DD&A and amortization of excess investments
Natural Gas Pipelines	$557	$222
CO2	342	334
Products Pipelines	185	176
Terminals	186	187
Kinder Morgan Canada	193	50
	$1,463	$969

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended March 31
	2013	2012
Segment earnings before DD&A and amortization of excess investments (1)
Natural Gas Pipelines (2)	$497	$279
CO2	340	337
Products Pipelines	200	176
Terminals	187	187
Kinder Morgan Canada	52	50
Total	$1,276	$1,029

Segment DD&A and amortization of excess investments
Natural Gas Pipelines (3)	$97	$50
CO2	116	104
Products Pipelines	33	29
Terminals	51	51
Kinder Morgan Canada	14	14
Total	$311	$248

Segment earnings contribution
Natural Gas Pipelines (1) (3)	$400	$229
CO2 (1)	224	233
Products Pipelines (1)	167	147
Terminals (1)	136	136
Kinder Morgan Canada (1)	38	36
General and administrative (1) (4)	(123)	(108)
Interest, net (1) (5)	(187)	(139)
Net income before certain items	655	534
Certain items
Loss on disposal and remeasurement of discontinued operations to fair value	(2)	(322)
Acquisition costs (6)	(4)	—
Legal and environmental reserves (7)	(15)	—
Pre-acquisition earnings allocated to General Partner (8)	19	—
Mark to market and ineffectiveness of certain hedges (9)	2	(3)
Insurance deductible, casualty losses and reimbursements (10)	(2)	—
Gain (loss) on sale of assets, net off income tax expense	141	—
Severance (11)	(2)	—
Other (12)	—	(1)
Sub-total certain items	137	(326)
Net income	$792	$208
Less: Pre-acquistion earnings and severence allocated to General Partner	(17)	—
Less: General Partner's remaining interest in net income (13)	(402)	(318)
Less: Noncontrolling Interests in net income	(9)	(2)
Limited Partners’ net income (loss)	$364	$(112)

Net income before certain items	$655	$534
Less: Noncontrolling Interest before certain items	(7)	(6)
Net income attributable to KMP before certain items	648	528
Less: General Partner’s interest in net income before certain items (13)	(401)	(321)
Limited Partners’ net income before certain items	247	207
Depreciation, depletion and amortization (14)	338	290
Book (cash) taxes - net	12	9
Express & Endeavor contribution	1	—
Sustaining capital expenditures (15)	(48)	(44)
DCF before certain items	$550	$462

Net income / unit before certain items	$0.66	$0.61
DCF / unit before certain items	$1.46	$1.37
Weighted average units outstanding	376	338
Notes ($ million)

(1)	Excludes certain items:
1Q 2012 - CO2 $(3), general and administrative expense $(1).
1Q 2013 - Natural Gas Pipelines $60, CO2 $2, Products Pipelines $(15), Terminals $(1), Kinder Morgan Canada $141, general and administrative expense $(14), interest $(15).
The Natural Gas Pipelines certain items in 1Q 2013 primarily relate to income from our drop down asset group that we exclude in our DCF calculation for periods prior to our acquisition date of March 1, 2013.

(2)	Includes $57 in 1Q 2012 related to assets classified for GAAP purposes as discontinued operations.

(3)	Includes $7 in 1Q 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations.
Excludes $19 in 1Q 2013 of DD&A expense from our drop down asset group for periods prior to our acquisition date of March 1, 2013, which is included in certain items above.

(4)
General and administrative expense includes income tax that is not allocable to the segments: 1Q 2012 - $2, 1Q 2013 - $3. Excludes $9 in 1Q 2013 of G&A expense from our drop down asset group for periods prior to our acquisition date of March 1, 2013, which is included in certain items above.

(5)
Interest expense excludes interest income that is allocable to the segments: 1Q 2012 - $4, 1Q 2013 - $3. Excludes $15 in 1Q 2013 of interest expense from our drop down asset group for periods prior to our acquisition date of March 1, 2013, which is included in certain items above.

(6)	Acquisition expense items related to closed acquisitions which would have been capitalized under prior accounting standards.

(7)	Legal reserve adjustments related to the rate case and other litigation and environmental matters of west coast Products Pipelines.

(8)	Earnings from our drop down asset group for periods prior to our acquisition date of March 1, 2013.

(9)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.

(10)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.

(11)	Drop-down asset group severance expense allocated to the General Partner.

(12)	Overhead credit on certain items capex.

(13)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $6 in 1Q 2012, and $4 in 1Q 2013.

(14)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX) (prior to Nov 2012), Midcontinent Express (MEP), Fayetteville Express (FEP), Cypress, EagleHawk, Eagle Ford, Midstream, Red Cedar, EPNG, and Bear Creek DD&A: 1Q 2012 - $42 and 1Q 2013 - $27.

(15)	Includes KMP share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford, Red Cedar, Midstream, EPNG, and Bear Creek sustaining capital expenditures: 1Q 2012 - $2 and 1Q 2013 - $0.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended March 31
	2013	2012
Natural Gas Pipelines (1) (2)
Transport Volumes (Bcf)	1,536.6	1,436.4
Sales Volumes (Bcf)	212.1	212.8

CO2
Southwest Colorado Production - Gross (Bcf/d) (3)	1.2	1.2
Southwest Colorado Production - Net (Bcf/d) (3)	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (4)	30.7	26.9
Sacroc Oil Production - Net (MBbl/d) (5)	25.6	22.4
Yates Oil Production - Gross (MBbl/d) (4)	20.5	21.2
Yates Oil Production - Net (MBbl/d) (5)	9.1	9.4
Katz Oil Production - Gross (MBbl/d) (4)	2.1	1.5
Katz Oil Production - Net (MBbl/d) (5)	1.7	1.3
NGL Sales Volumes (MBbl/d) (6)	10.3	9.0
Realized Weighted Average Oil Price per Bbl (7) (8)	$86.85	$90.63
Realized Weighted Average NGL Price per Bbl (8)	$46.48	$61.36

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (9)	62.2	64.2
Diesel	24.3	24.5
Jet Fuel	20.5	20.8
Sub-Total Refined Product Volumes - excl. Plantation	107.0	109.5
Plantation (MMBbl)
Gasoline	35.6	30.9
Diesel	8.5	9.1
Jet Fuel	6.7	6.1
Sub-Total Refined Product Volumes - Plantation	50.8	46.1
Total (MMBbl)
Gasoline (9)	97.8	95.1
Diesel	32.8	33.6
Jet Fuel	27.2	26.9
Total Refined Product Volumes	157.8	155.6
NGLs (10)	9.8	7.4
Condensate (11)	2.0	—
Total Delivery Volumes (MMBbl)	167.6	163.0
Ethanol (MMBbl) (12)	8.7	7.3

Terminals
Liquids Leasable Capacity (MMBbl)	60.7	59.8
Liquids Utilization %	95.4%	95.7%
Bulk Transload Tonnage (MMtons) (13)	22.2	25.0
Ethanol (MMBbl)	15.2	17.9

Trans Mountain (MMbbls - mainline throughput)	26.7	24.9
____________
Notes:

(1)	Includes Texas Intrastates, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, and EPNG pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.

(3)	Includes McElmo Dome and Doe Canyon sales volumes.

(4)	Represents 100% production from the field.

(5)	Represents KMP's net share of the production from the field.

(6)	Net to KMP.

(7)	Includes all KMP crude oil properties.

(8)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(9)	Gasoline volumes include ethanol pipeline volumes.

(10)	Includes Cochin and Cypress.

(11)	Includes KMCC.

(12)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(13)	Includes KMP's share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2013	December 31, 2012 (1)
ASSETS
Cash and cash equivalents	$736	$529
Other current assets	1,626	1,848
Property, plant and equipment, net	22,584	22,330
Investments	1,880	1,864
Goodwill, deferred charges and other assets	8,326	8,405
TOTAL ASSETS	$35,152	$34,976

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$1,127	$1,155
Other current liabilities	2,067	2,092
Long-term debt	16,829	15,907
Debt fair value adjustments	1,586	1,698
Other	1,309	1,362
Total liabilities	22,918	22,214

Partners’ capital
Accumulated other comprehensive income	79	168
Other partners’ capital	11,834	12,327
Total KMP partners’ capital	11,913	12,495
Noncontrolling interests	321	267
Total partners’ capital	12,234	12,762
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$35,152	$34,976

Total Debt, net of cash and cash equivalents, and excluding the debt fair value adjustments	$17,220	$16,533
Segment earnings before DD&A and certain items	$4,793	$4,560
G&A	(447)	(432)
Income Taxes	42	40
EBITDA (2) (3)	$4,388	$4,168

Debt to EBITDA (4)	3.9	4.0

____________
Notes:

(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.

(2)	EBITDA includes add back of KMP's share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford, Red Cedar, Midstream, EPNG and Bear Creek DD&A.

(3)	EBITDA is last twelve months

(4)	Actual December 2012 Debt to EBITDA as reported prior to the recast of assets under common control was 3.7X.